Exhibit 99.1

News Release

For Immediate Release September 3, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES 2300 MAIN IN IRVINE, CA

(IRVINE, CA) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired 2300 Main, a five-story, Class A office building located in Irvine near the John Wayne Airport. The property is 100 percent leased on a long-term basis to United Healthcare Services, Inc., a subsidiary of UnitedHealth Group, Inc. (NYSE: UHG).
The 132,064-square-foot building is located on the corner of Main Street and Von Karman Avenue within the Irvine Business District submarket, widely considered Orange County's downtown. 2300 Main was completed in 2002 and has been occupied by United Healthcare ever since.
“We were attracted to this property because of the high-quality tenancy, the premium location and the projected Orange County market recovery,” said Sherri Schugart, president and CEO of Hines Global REIT.
Hines Managing Director Ray Lawler noted, “This acquisition provides Hines Global REIT with an opportunity to take advantage of one of the strongest growth markets in the U.S. The quality of this location and building make 2300 Main a great addition to Hines Global REIT's existing Orange County portfolio.”
Designed by Langdon Wilson, the building's exterior is comprised of precast concrete panels, high-performance vision/spandrel glass and a custom metal canopy over the entry. A six-story parking structure and surface stalls provide parking for 544 vehicles. Hines will manage 2300 Main Street on behalf of Hines Global REIT.
CBRE represented the seller, Von Karman-Irvine Associates, LLC, in the transaction.
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 36 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 72 cities across the United States and 17 international countries, and controlled assets valued at approximately $24.3 billion as of December 31, 2012, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission.